Exhibit 99.3

WAGGENER EDSTROM—CORTEX PHARMACEUTICALS

Moderator: Maria Messinger
October 9, 2002
1:00 p.m. PDT

Operator:	Good afternoon. My name is (Brooke) and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Cortex Pharmaceuticals conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

I would now like to turn the call over to Ms. Maria Messinger, CFO of Cortex Pharmaceutical.

Maria Messinger:
Thank you for joining us this afternoon. My name is Maria Messinger, Chief Financial Officer of Cortex Pharmaceuticals. And with me today is Roger G. Stoll, Ph. D., Chairman, President and CEO of Cortex Pharmaceuticals and Jim Coleman, Senior Vice President of Business Development of Cortex Pharmaceuticals.

Today Cortex announced a new agreement and expanded research collaboration with its partner Servier. Today Cortex also announced the results of our operations for the fourth quarter and fiscal year.

For the quarter ended June 30, 2002 the company reported a net loss of $383,000 or 2 cents per share compared with a net loss of $740,000 or 4 cents per share for the corresponding prior year period. For the year ended June 30, 2002 the company reported a net loss of $983,000 or 6 cents per share compared with a net loss of $2,673,000 or 16 cents per share for the corresponding prior year period.

If you haven’t seen these press releases you can find them at our Web site at www.cortexpharm.com.

In a moment I will be handing things over to Dr. Stoll who will briefly summarize the details from our discussions with Servier and the impact of the agreement on our financial outlook and our clinical programs. At the end of the call we will open the lines for questions.

Before I turn things over to Dr. Stoll I would like to remind you that during the course of this call Cortex may make projections and other forward-looking statements regarding future events or financial performance of the company. Please note that such statements are just predictions and actual events or results may differ from the statements made. Please see documents that Cortex files from time to time with the SEC for information about risks that affect the company.

And with that I’d like to turn the call over to Roger.

Roger Stoll:
Thank you for joining us today. I am pleased that we were able this morning to send out the announcement regarding the expanded research agreement with Servier. With this agreement we have solved our immediate financial issues and we have positioned Cortex for a two-year period of targeted pharmaceutical development.

Back in July we indicated that we had hoped to raise between $3 to $4 million. Servier’s $4 million research funding enables us to reach that milestone and move the company through the next fiscal year.

As part of the agreement, Servier will provide Cortex with $4 million in additional research funding in eight payments of $500,000 each over a period of two years. Cortex will receive its first additional payment from Servier later this month. In addition to the scheduled payments, Cortex will be eligible to receive milestone payments based on successful AMPAKINE® clinical and commercial development plus royalties for commercial sales.

In exchange for the research funding Cortex will provide Servier with an exclusive license for use of the AMPAKINE compound in anxiety disorders in its territories, which are primarily Europe, Africa and Asia. Cortex will retain the AMPAKINE rights for anxiety disorders, mild cognitive impairment, Alzheimer’s Disease and other neurodegenerative disorders in North America, Latin and South America with the exception of Argentina, Brazil and Venezuela, which does belong to Servier.

Cortex also retains worldwide rights to autism, ADHD, Post-Stroke, Spinal Cord Injury and Traumatic Brain Injury. These disorders affect millions of patients for which there is an unmet medical need and clearly no effective treatments exist, with the possible exception of ADHD. But even there, parents and drug enforcement agencies would prefer treatments that are not scheduled or substances of abuse. AMPAKINE medications offer the promise of an entirely new method of action across a broad range of neurological, psychiatric and traumatic brain disorders.

The investment will fund work by Servier and Cortex to identify and develop AMPAKINE compounds to treat anxiety disorders. Anxiety disorders include panic disorder, obsessive compulsive disorder, generalized anxiety disorder, social phobia and post-traumatic stress, a market that currently represents more than $3 billion in worldwide sales.

As stated in the press release we see this agreement as a vote of confidence in our company and our technology and look forward to furthering our collaboration with Servier.

Now I think I need to address one other issue that seems to be on the minds of some of our shareholders. And that is the use of CX516 in ADHD.

The study by Shire, which was designed to evaluate this compound, was designed to include approximately 110 patients with the hope that approximately 50 completers in each of the treatment groups of the study could be obtained. However the trial was terminated after only 72 subjects had been enrolled and only 45 subjects had completed the 28-day treatment phase.

Because the study design was broken by the sudden cessation of all treatments and only 45% of the patients completed the full treatment plan, it resulted in a study that could not be analyzed in the typical manner of clinical—of using clinical trial methodology.

In June 2002, Shire elected not to exercise its option for use of AMPAKINE compounds in ADHD. Currently Cortex is discussing the reanalysis of the ADHD data with new partners to determine whether to conduct a new trial in ADHD with CX516 or to move to a more potent second generation AMPAKINE compound for this indication.

As a result of Shire’s decision to forego its option Servier immediately declared CX516 its lead AMPAKINE compound in the field of MCI, AD and other neurodegenerative diseases in its territory. Shire had previously held the first right of refusal for CX516.

I also would like to just make a statement regarding—that I feel is important for Cortex to look for additional funding beyond what we are discussing today, which could be used to bring forward some of our newer compounds which show activities which are sometimes 100 to 1000 fold more potent than the current lead compound, which is CX516. These products represent an enormous untapped potential for the future of our business.

With Servier taking the lead with CX516 we now need to focus on bringing these products forward and preparing some for future licensing in both the worldwide markets for such indications as ADHD, autism and sexual dysfunction and in the North American market for MCI, AD and other neurodegenerative diseases. Also we need to begin to focus on developing some products for our own use in North America.

CX516 has shown us that the AMPAKINE compounds work in man in AD and schizophrenia after successfully showing activity in preclinical evaluation. This very much establishes the basis for further exploration of other AMPAKINE compounds in other disorders.

Now what I would like to do at this point is I would like to open the meeting to questions in general regarding either of the announcements or any other questions that shareholders may have.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Dr. (Harry Tracy).

(Harry Tracy):	Hello, Roger, and congratulations on a deal with no dilution. It’s not a common event these days.

Roger Stoll:	Thank you.

(Harry Tracy):
I’ve got a couple of follow up questions. First of all, I take it from what you said that the Servier funding will not free you up to develop those in house compounds. It is not sufficient to give you the leeway to do that. You will need other funding. Is that correct?

Roger Stoll:
Essentially correct. We are going to be able to move some of this material forward. But to really do that in a substantive manner, the way we need to do it in order to get efficient and expedient movement on these products, we are going to need additional funding. But this will keep everything running that we’ve got running right now, and that’s important. But yes we need some additional funding in order to really get these other compounds up and into the clinics.

(Harry Tracy):	And on—in terms of the ADHD question, is your reanalysis now complete? Is it ready to be presented to potential partners or are you still working on it?

Roger Stoll:	We have gone through several analyses. And I think it’s about as complete as it’s going to get. And we are talking with other partners about it.

(Harry Tracy):	Is there anything you can say in comment about what you found?

Roger Stoll:	(Harry) I think I’ve sort of explained—the difficulty that we are having is when that study was truncated, you had a number, in fact ten patients that were stopped just midway wherever they were in the treatment. They didn’t finish the treatment phase.

And those are considered treatment failures when you evaluated them as from an intent to treat approach, which is the way the FDA does all those things. However the study design clearly didn’t anticipate that someone would just artificially stop the study and then suddenly throw in ten other patients that would be considered failures.

So when you evaluate it on intent to treat basis the data doesn’t look too powerful. If you go in and evaluate data that is just looking at those people that are completers—and I know there are statistical reasons where in the typical way when you look at a clinical problem you would not do that. But if you do that, you do see some activity for 516 in that completer group versus placebo in weeks three and four of the study.

(Harry Tracy):	And the other trial that of course is on everybody’s minds is the MCI trial. Any comment on the progress of enrollment there?

Roger Stoll:
Sure, the MCI trial is well underway. In the US we have approximately 50% of our patients enrolled. The European arm of that trial is starting up a little bit later. But we still—our partner Servier has told us just recently that they are still on target for completing it, which would be sort of at the end of March in 2003 with complete data analysis by sort of midyear 2003. And that is sort of the target that we’ve always had so nothing has changed on that.

(Harry Tracy):	And finally two quick questions. The European patent issues have sort of been lingering out there. The Eli Lilly challenge to some of the AMPAKINE patents in Europe. Any progress there?

Roger Stoll:
We’ve been in discussions with Europe and they actually have taken some office actions. But we are still in the course of responding to those. And I think nothing will be decided finally until around—I think we have another three months or so to go before that will be—some final decision is made. I think that’s the timeline we are on.

(Harry Tracy):	And any comment on your burn rate going forward?

Roger Stoll:
Well I think what we—our burn rate forward is sufficient to keep, like I said, everything going. We are on a fairly tight budget but a doable budget. And—I think we feel pretty good that we now are out of the immediate financial crisis that we sort of were facing earlier in the year.

(Harry Tracy):	Okay I’ll step aside and let someone else ask questions and perhaps get back if something else occurs to me. Thanks.

Roger Stoll:	Thank you.

Operator:	Again if you would like to ask a question please press star then the number 1 on your telephone keypad. One moment.

Your next question comes from (Guido Sessa).

(Guido Sessa):
Right, good evening Dr. Stoll. Congratulations for your new post. I used to be a very close friend of Vincent Simmon and I know he dedicated his last few years to the company and did a very, very good job.

My first question would be how do we stand with Organon? And my second question would be why don’t we have some brokers or investment bankers following more deeply the stock? And when do you think that you might earn some money for the company or at least break even?

Roger Stoll:
I think number one, let’s take it in order. Organon, nothing has changed and we are still collaborating with them. And we continue to develop compounds in the schizophrenia area and the depression area with that company.

(Guido Sessa):	Are you expecting anything new over the next few months with Organon?

Roger Stoll:
No, I don’t think we anticipate- If the question is sort of targeting milestone payments, we don’t think we’ll get anything in the next fiscal year from them, but perhaps after that. They are in Phase II with one of their compounds.

(Guido Sessa):
And what about the—my second question was why the investment banking community does not write more about your company. Is there, you know, any more studies to be done and any relation with investment bankers?

Roger Stoll:
I remember the question. I think a large reason was that we were always a bit financially strapped and that makes us somewhat less attractive. Because of that situation, then that’s what we need to- manage and change here if we can at all do that. And that’s what our efforts are targeted to do. And I think that is probably why there is an aversion to that.

I think there is no question that the technology has always been viewed as exciting and robust, and has great potential in this area. And we have a stable of compounds in this company that is unbelievable. And we really just need to get more of them forward—to get some additional financial support to bring those compounds out so that they can see the clinic. Because I think they have such high potential in many of these diseases for which there aren’t very good compounds available. This is the challenge to this management team.

Obviously we would like to see people write us up more. So I think as we get a little more financial credibility and stability, I think that will happen.

(Guido Sesa):
And what about Eli Lilly? Because I know that company has been quite involved in AMPAKINEs and you’ve got the rights in the United States, which they don’t. Have you been approached or are you thinking to do some cooperation with Eli Lilly? Is there any possibility of a joint venture?

Roger Stoll:
Well part of that question you might have to direct at Eli Lilly. But obviously we’d have to be open to any approach, being a public company. And as of this time we don’t have anything that is being discussed between the two companies.

(Guido Sessa):	Because at such a low price under the $1, you would be an ideal target for someone who needs the rights, wants the rights for the United States.

Roger Stoll:	That could be. But, everybody can make a bid if they would like to. I wouldn’t object to it.

(Guido Sessa):	Would you be open to it?

Roger Stoll:	I’d have to see what it is. Obviously there is always a right price at which something can be done isn’t there?

(Guido Sessa):	Yeah. Well, you know, I really hope everything goes well. Because I like very much Vincent and he used to call me. And I wish a lot of good luck. I’m a shareholder of your company.

Roger Stoll:	Thank you very much.

(Guido Sessa):	And I might give you a call from time to time.

Roger Stoll:	Absolutely, there is no problem with that. And we appreciate your call.

(Guido Sessa):	Thank you very much.

Roger Stoll	Thank you.

Operator:	Your next question comes from (Andy Cieminis).

(Andy Cieminis):	Dr. (Simmon), good afternoon. Hello?

Roger Stoll:	Hello.

(Andy Cieminis):	Okay, I was just wondering how long before the possibility of finding out about the Fragile X syndrome and those trials are being done by the (unintelligible)?

Roger Stoll:	Okay you’re fading away on the telephone. But I think I heard how long would it take before you get some information on the study that we have underway in Fragile X. Is that correct?

(Andy Cieminis):	Right, yeah.

Roger Stoll:
Okay, that study is currently underway. I think it has at least a two-year time frame because it is really centered just in two centers. And so it is not something that will progress extremely rapidly because of that. But very dedicated people are on top of it and following the study. And so we hope certainly within about a two-year period to get some information back from it.

(Andy Cieminis):	Okay if I may have a follow up question. Wasn’t Organon going to pick up the depression next year or take that into trials in 2003?

Roger Stoll:	I think they have contractual obligations to meet a certain contractual target in the contract with us. But I don’t think it is in this fiscal year.

(Andy Cieminis):	Oh, okay.

Roger Stoll:	Like calendar year 2003.

(Andy Cieminis):	Okay thank you.

Roger Stoll:	Okay thank you.

Operator:	At this time there are no further questions.

Roger Stoll:	Okay. Well then I would like to thank everyone for their participation in this conference call. We look forward to hopefully having further announcements in the future.

We have some other discussions underway. We hope we can bear fruit on those during this coming fiscal year. And as something that is important comes along, we will make these kind of public statements.

Thank you very much for your participation.

Operator:	Thank you. This concludes the Cortex Pharmaceuticals conference call. You may now disconnect.

END